UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)                  December 12, 2011

APPLIED ENERGETICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

3590 East Columbia Street, Tucson, Arizona	85714
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 12, 2011, the Company received a notification from the NASDAQ Listing Qualifications Department that the Company’s common stock is subject to delisting from The NASDAQ Capital Market because the Company had not regained compliance with Listing Rule 5500(a)(2), which requires that the bid price of a common share listed on The NASDAQ Capital Market close at a minimum of $1.00 per share.  On December 14, 2010, the NASDAQ Listing Qualifications Department had notified the Company that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days and provided the Company with 180 calendar days, or until June 13, 2011 to require compliance with that Rule.  Subsequently on June 14, 2011, the Company was provided an additional 180 day compliance period, until December 9, 2011 to regain compliance with that Rule.

The notification informed the Company that the NASDAQ Listing Qualifications Department has determined to schedule the Company’s common stock for delisting from The NASDAQ Capital Market at the opening of business on December 21, 2011.  The notification also informed the Company that the Department intends to file a Form 25-NSE with the Securities and Exchange Commission, which will remove the stock from listing and registration on The NASDAQ Stock Market.

The Company has the right to request an appeal of this determination to a hearing panel by 4:00 pm ET on December 19, 2011. A hearing request will stay the suspension of the Company’s common stock and the filing of the Form 25-NSE until the panel’s decision. However, the Company has decided not to appeal this determination and a market maker for the Company’s stock has filed an application with the Financial Industry Regulation Authority (FINRA) to list the Company’s stock on the OTC Bulletin Board (OTCBB).  The Company’s stock will also be eligible for immediate trading on the OTCQB tier of OTC Markets. The Company anticipates a smooth transition to the OTCBB and OTC Markets and expects its shares to be quoted on the OTCBB and OTCQB commencing on December 21, 2011.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit 99.1	Press Release dated December 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.
(Registrant)

By:	/s/ Humberto Astorga
Humberto Astorga
Chief Financial Officer

Date:  December  14, 2011